LightPath Technologies, Inc. Announces Re-election of Two Directors and Approval of Other Proposal at

2005 Stockholders' Meeting

(November 10, 2005) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, high-performance fiber-optic collimators and isolators, today announced that it held its annual stockholders' meeting on November 8, 2005, at which 78% of its outstanding common shares were represented in person or by proxy. The business conducted at the meeting were the re-election of Mr. Louis Leeburg and Mr. Gary Silverman to the Board of Directors, each to serve a three-year term, and the approval of an amendment to LightPath's 2004 Employee Stock Purchase Plan as described in the proxy statement.

The summary of the vote tally is as follows:

Item	For	Withhold
Proposal 1: Re-election of Louis Leeburg	99%	1%
Proposal 1: Re-election of Gary Silverman	99%	1%
	For	Against	Abstain
Proposal 2: Approval of 2004 Employee Stock Purchase Plan	94%	5%	1%

Additional information concerning the Company and its products can be found at the Company's website at www.lightpath.com.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH.

Contacts:	Rob Burrows, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.